Exhibit 99.1

Contact:	Barbara Bower
Derek McClain
Trammell Crow Company
(214) 863-3000

FOR IMMEDIATE RELEASE

TRAMMELL CROW COMPANY REPORTS FINANCIAL RESULTS

FOR THIRD QUARTER OF 2004

DALLAS, Texas, November 2, 2004 — Trammell Crow Company (NYSE:TCC), one of the nation’s largest diversified commercial real estate services companies, today announced financial results for the third quarter of 2004.

Consolidated Results

Diluted earnings per share for the third quarter of 2004 were $0.15, up from diluted earnings per share of $0.05 reported for the third quarter of 2003.  For the third quarter of 2004, revenues totaled $189.6 million, compared with revenues of $167.3 million for the corresponding quarter of 2003.   Net income for the third quarter of 2004 was $5.9 million, compared with net income of $1.8 million for the third quarter of 2003.

For the nine months ended September 30, 2004, the company reported diluted earnings per share of $0.30, up from diluted earnings per share of $0.16 for the first nine months of 2003.  Revenues for the year to date through September 30, 2004, were $531.9 million, up from revenues of $497.4 million for the nine months ended September 30, 2003.

Net income for the nine months ended September 30, 2004, was $11.2 million, up from net income of $6.0 million for the first nine months of 2003.

Commenting broadly on the quarter and year-to-date results, the Company’s Chairman and Chief Executive Officer, Robert E. Sulentic, stated “We are very pleased with our third quarter results.  They are consistent with our expectations as described in our most recent earnings guidance, which indicated that the most likely outcomes for third quarter diluted EPS ranged from $0.10 to $0.20.  The favorable comparisons with third quarter 2003 results provide evidence that momentum in our business is strong and are also in part a result of the fact that slippage in transactions from last year’s third quarter to last year’s fourth quarter depressed last year’s third quarter results (as we noted at the time).”

Segment Results — Global Services

Global Services segment income before income taxes increased from $5.8 million in the third quarter of 2003 to $8.8 million in the third quarter of 2004.  Revenues for this segment increased from $156.4 million in the third quarter of 2003 to $173.8 million in the third quarter of 2004.

For the first nine months of 2004, Global Services income before income taxes was $18.0 million, up from income before income taxes of $13.1 million for the nine months ended September 30, 2003.  Year-to-date Global Services revenues increased from $465.1 million for the first nine months of 2003 to $494.2 million for the nine months ended September 30, 2004.

Commenting on the segment’s third quarter and year-to-date (through September 30, 2004) performance, Mr. Sulentic noted, “We are pleased to report a 37% increase in Global Services’ year-to-date income before income taxes.  Significant year-to-date revenue increases in corporate advisory services (up 9%), brokerage for investor customers (up 24%) and project management for user customers (up 31%) contributed to the increase in pre-tax income.  Increased income from our investment in our strategic alliance partner Savills plc also contributed significantly to the improved Global Services results.  It is noteworthy that, as expected, we returned to quarter-over-quarter revenue growth in facilities management in this year’s third quarter.  The revenue increases illustrate our progress in growing our user customer business through new contract awards, including expansions with existing customers.”

Segment Results — Development and Investment

Development and Investment segment income (loss) before income taxes increased from a pre-tax loss of $2.6 million for the third quarter of 2003 to income before income taxes of $0.6 million for the third quarter of 2004.  Revenues for this segment increased from $10.8 million for the third quarter of 2003 to $15.8 million for the third quarter of 2004.

For the first nine months of 2004, Development and Investment segment income before income taxes was $0.7 million, up from a pre-tax loss of $2.5 million for the nine months ended September 30, 2003.  Development and Investment segment revenues for the first nine months of 2004 were $37.8 million, up from revenues of $32.3 million for the nine months ended September 30, 2003.  Pre-tax income from investments in unconsolidated subsidiaries was also up for the year to date, from $7.3 million for the first nine months of 2003 to $9.2 million for the first nine months of 2004.

With regard to the segment’s year-to-date performance, Mr. Sulentic noted, “Year-to-date results for the Development and Investment segment are very much in line with our expectations.  As with most prior years, we expect to realize substantially all of our earnings from this segment in the last quarter of the year.  The activity level in this part of our business is very strong.”

Outlook

Commenting on the full year outlook, Mr. Sulentic noted, “We are looking forward to a good fourth quarter.  There are increasingly strong indications with regard to the timing and potential profit contribution from significant individual Development and Investment segment transactions.  We now believe that the most likely outcomes for 2004 diluted EPS range from $0.70 to $0.90, up from (but overlapping with) the range most recently announced.  The breadth of this range is a function of our uncertainty with respect to the timing of these individual Development and Investment transactions.  We would expect that any outcome toward the top end of the range would be detrimental to 2005 earnings, as such an outcome would likely be achieved by taking advantage of opportunities to sell projects earlier than had been anticipated, thereby diluting the pool of projects potentially contributing to earnings in 2005.”

Looking beyond 2004, Mr. Sulentic continued, “As has been our custom, we will defer any 2005 guidance until we report on our full-year 2004 earnings.  On the strength of new and expanded relationships with our user customers, we will certainly look to increase the integrated facilities management, corporate advisory and project management services we provide that customer group in 2005.   Growth in the Global Services business we do for our investor customers will hinge in large part on conditions prevailing in the markets for sale and leasing of investment properties.  On the Development and Investment side, we anticipate continuing increases in activity levels, but growth in earnings will in part depend on the extent to which we harvest in 2004 opportunities that we had expected to harvest in 2005.  Our recently completed Dutch auction tender offer, which resulted in the repurchase of approximately 2.4 million shares of our common stock for approximately $37 million, will have a modest positive impact (of between $0.01 to $0.02 per share for the full year) on 2004 diluted earnings per share but should have a more significant impact on 2005 diluted EPS.”

At 11:00 a.m., Eastern Time, today, Mr. Sulentic and other members of company management will host a Webcast conference call to review the company’s third quarter results.  The call may be accessed via the Investor Relations section of Trammell Crow Company’s Web site at www.trammellcrow.com.  A replay of the call will also be accessible in the same manner through November 9.

Founded in 1948, Trammell Crow Company is one of the largest diversified commercial real estate services companies in the United States. Through its Global Services Group, the company provides building management, brokerage and project management services to both investors in and users of commercial real estate. Development and investment services are provided through the company’s Development and Investment Group.  In addition to its full service offices located throughout the United States, the company has offices in

Canada, Europe, Asia and Latin/South America focused on the delivery of real estate services to corporate customers. The company delivers brokerage services outside the United States through strategic alliances with leading providers - in Europe and Asia, through Savills, plc, a leading property services company based in the United Kingdom; and in Canada, through JJ Barnicke, a leading Canadian real estate services provider. Trammell Crow Company is traded on the New York Stock Exchange under the ticker symbol “TCC” and is located on the World Wide Web at www.trammellcrow.com.

All references to “EBITDA” in this press release are to earnings before interest, income taxes, depreciation and amortization.  The statements of income and summarized segment data attached to this press release contain reconciliations of EBITDA to net income and income before income taxes.

Certain statements contained in this press release, including without limitation statements containing the words “believe,” “anticipate,” “forecast,” “will,” “may,” “expect,” “envision,” “project,” “budget,” “target,” “estimate,” “could,” “should,” “conceivable,” “intend,” “possible,” “foresee”, “look for,” “look to” and words of similar import, are forward-looking statements within the meaning of the federal securities laws.  Such forward-looking statements involve known and unknown risks, uncertainties and other matters which may cause the actual results, performance or achievements of the company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks, uncertainties and other matters include, but are not limited to (i) the timing of individual transactions, (ii) the ability of the company to identify, implement and maintain the benefit of cost reduction measures and achieve economies of scale, (iii) the ability of the company to compete effectively in the international arena, (iv) the ability of the company to retain its major customers and renew its contracts, (v) the ability of the company to attract new user and investor customers, (vi) the ability of the company to manage fluctuations in net earnings and cash flow which could result from the company’s participation as a principal in real estate investments, (vii) the company’s ability to continue to pursue its growth strategy, (viii) the company’s ability to pursue strategic acquisitions on favorable terms and manage challenges and issues commonly encountered as a result of those acquisitions, (ix) the company’s ability to compete in highly competitive national and local business lines and (x) the company’s ability to attract and retain qualified personnel in all areas of its business (particularly senior management).  In addition, the company’s ability to achieve certain anticipated results will be subject to other factors affecting the company’s business that are beyond the company’s control, including but not limited to general economic conditions (including the cost and availability of capital for investment in real estate and customers’ willingness to make real estate commitments), the effect of government regulation on the conduct of the company’s business and the threat of terrorism and acts of war.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  The company disclaims any obligation to update any such statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the company’s expectation with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.  Reference is hereby made to the disclosures contained under the heading “Risk Factors” in “Item 1. Business” of the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2004.

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